Exhibit 10.9

ADDENDUM #9 TO THE

CAPTIVE INSURANCE COMPANY MANAGEMENT SERVICES

AGREEMENT

BETWEEN

CITADEL MANAGEMENT BERMUDA LIMITED (“MANAGER”)

(formerly Cedar Management Limited)

AND

AMERINST INSURANCE COMPANY, LTD. (“COMPANY”)

EFFECTIVE: January 1, 2017

Management Agreement Addendum

1)	It is hereby agreed that the COMPANY will compensate MANAGER at a rate of $327,500 for the twelve months beginning 1/1/17 and ending 12/31/17, which shall be inclusive of all work by MANAGER on run-off of CAMICO and PDIC treaties as well as continuing business from Crum & Forster.

2)	Cause the above fee to be paid in quarterly installments in advance at the beginning of each calendar quarter.

3)	Reimburse MANAGER for reasonable out-of-pocket expenses incurred during the management of the COMPANY including; courier and express mail service; long distance telephone calls; travel and meeting expenses incurred at the request of the COMPANY; costs of COMPANY stationery; filing fees; and similar expenses.

4)	MANAGER will continue to provide COMPANY with monthly time summaries.

COMPANY agrees that special projects will be invoiced separately at agreed upon fees or rates.

It is noted that the Manager changed its name from Cedar Management Limited to Citadel Management Bermuda Limited.

IN WITNESS WHEREOF, the parties have duly executed this Addendum this 23rd day of January, 2017.

By:	/s/ THOMAS R. MCMAHON
Citadel Management Bermuda Limited (itself and on behalf of its affiliated companies)

By:	/s/ STUART H. GRAYSTON
AmerInst Insurance Company, Ltd.